Exhibit 5.1

March 12, 2026

PayPay Corporation

Yotsuya Tower, 1-6-1 Yotsuya

Shinjuku-ku, Tokyo 160-0004

Re: PayPay Corporation / Registration Statement on Form S-8

Ladies and Gentlemen:

We act as legal counsel for PayPay Corporation, a corporation incorporated under the laws of Japan (the “Company”), with respect to the laws of Japan in connection with its Registration Statement on Form S-8 (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) common shares, no par value, of the Company (“Common Shares”) issuable pursuant to the Stock Acquisition Rights (Trust-type stock options)(2nd Series–46th Series), (ii) Common Shares issuable pursuant to the Stock Acquisition Rights (Tax-qualified stock options)(47th and 48th Series), and (iii) Common Shares issuable pursuant to the Stock Acquisition Rights (One-yen-exercisable at retirement-type Stock Options)(49th Series). The stock acquisition rights set forth in (i) through (iii) above are collectively referred to as the “Stock Acquisition Rights.” The allotment agreements and the terms and conditions of the Stock Acquisition Rights are collectively referred to hereinafter as the “Plans,” and the Common Shares issuable pursuant to the Plans are collectively referred to hereinafter as the “Shares.”

For the purposes of rendering this opinion, we have examined the following documents:

(a)	copies of the minutes of the meetings of the Board of Directors of the Company dated July 27, 2022 and April 23, 2025 respectively;

(b)	copies of the minutes of the extraordinary general meeting of shareholders held on August 25, 2022 and April 25, 2025 respectively; and

(c)	a copies of the allotment agreements and the terms and conditions of the Stock Acquisition Rights.

The foregoing opinion is subject to the assumptions and qualifications set forth below:

(a)	In conducting our examination, we have assumed, without independent verification, that:

(i)	all signatures or seal impressions on any documents we reviewed are true and genuine;

(ii)	all documents submitted to us as originals are authentic and complete;

(iii)	all documents submitted to us as copies are accurate and complete and conform to the originals thereof that are authentic and complete;

(iv)	all documents submitted to us as forms will be duly and validly executed by relevant parties in such forms;

(v)	the factual matters stated in the documents we reviewed are true and correct;

(vi)

the parties, other than the Company, executing or delivering such documents were entities validly existing under the laws of the relevant jurisdictions and had the power, corporate or other, to execute or deliver such documents and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties (other than the Company) of such documents and the validity and binding effect of the due authorizations of such parties (other than the Company);

(vii)

all relevant matters would be found to be legal, valid, and binding under the applicable laws of, or not otherwise contrary to public policy or any mandatory provisions of applicable laws of, any jurisdiction other than Japan, as presently or hereafter in force or given effect;

(viii)	no agreements, contracts, instruments, or documents exist that conflict with or has any impact on the Plans; and

(ix)

the Shares will be issued, upon the exercise of the respective Stock Acquisition Rights granted under the applicable Plans, in the manner and on the terms and conditions described or referred to in such applicable Plans.

This opinion letter is limited solely to the matters expressly set forth herein. Our opinions expressed herein are limited only to the laws of Japan, and we do not purport to express or imply any opinion with respect to the applicability or effect of the laws of any other jurisdiction. We express no opinion concerning, and assume no responsibility as to, laws or judicial decisions related to any U.S. federal laws, rules or regulations, including but not limited to any US federal securities laws, rules or regulations, or any U.S. state securities or “blue sky” laws, rules or regulations.

Based upon and subject to the foregoing, and having regard to legal considerations and other information we have deemed relevant, we are of the opinion that (i) the Shares have been duly authorized for issuance pursuant to the Articles of Incorporation of the Company and the applicable Plans, and (ii) when issued pursuant to and in accordance with the applicable Plans, the Registration Statement and related prospectuses, the Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. We further consent to the incorporation by reference of this opinion letter and consent into any amendment to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required to be filed with the Registration Statement under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours sincerely,
/s/ Katsumasa Suzuki
Katsumasa Suzuki
Attorney-at-law in Japan,
Partner, Mori Hamada & Matsumoto